UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 6, 2007 (July 6, 2007)
Date of Report (Date of earliest event reported)

AFTERSOFT GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27083	84-1108035
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Savannah House, 11-12 Charles II Street,
London, UK SW1Y 4QU
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: 011 44 207 451 2468

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On July 6, 2007, Aftersoft Group, Inc. (the “Company”), AFS Tire Management, Inc., AFS Warehouse Distribution Management, Inc., AFS AutoServices, Inc. and Auto Data Network, Inc. (collectively, “AFS”) entered into a Settlement and Release Agreement (the “Agreement”) with Aidan J. McKenna (“McKenna”). Under the Agreement, McKenna agreed to settle and release all outstanding litigation, judgments, claim and issues he may have against AFS and its affiliates.

In consideration for the settlement, the parties agreed to an aggregate settlement fee of $3,650,000 (the “Settlement Fee”), $2,825,000 of which is payable in cash (the “Cash Settlement”). Under the Agreement, $2,000,000 of the Cash Settlement is to be payable by a combination of cash and a promissory note for $825,000. The Note has a 24-month term and bears interest at 8% per annum. The first installment on the promissory note is payable within thirty days from the closing of the equity financing currently engaged in by the Company.

The balance of the Settlement Fee is payable in equity and equity derivatives of the Company. Using a share price of $0.48 per share, Mr. McKenna received 1,718,750 shares of common stock of the Company. In addition, Mr. McKenna received warrants to purchase an additional 1,718,750 shares of common stock of the Company at a strike price of $0.48 per share. The warrants have a life of 4.5 years.

 Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Settlement and Release Agreement between AFS and McKenna.

99.2	Press release dated August 3, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 6, 2007		Aftersoft Group, Inc.
	By:	/s/ Ian Warwick Name: Ian Warwick Title: Chief Executive Officer

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